EX-20.G



PARKS, TSCHOPP, WHITCOMB
& ORR, P.A.
Certified Public Accountants
                                      2600 Maitland Center Parkway Suite 330
                                      Maitland, Florida 32751
                                      Telephone: 407 875-2760
                                      Fax: 407 875-2762

February 27, 2001
Private and Confidential

Mr. Erhard Sommer, President and CEO
EMC Group, Inc.
346 Tanager Court
Lakeland, FL 33803


Dear Mr. Sommer:

This is to affirm the fact that Parks, Tschopp, Whitcomb & Orr, P.A. has been a member of the SEC Practice Section of the American Institute of Certified Public Accountants since 1995.

   As such, we are licensed to practice before the Securities and Exchange Commission.
Please call with any questions.





Very truly yours,
Parks, Tscbopp, Whitcomb & Orr, P.A.

/s/  Thomas R Tschopp
Thomas R. Tschopp
Principal

TRT/pdg